EXHIBIT 11.1

                            THE WARNACO GROUP, INC.
                    Calculation of Income per Common Share
                       (in thousands except share data)


                                                   For the Quarter Ended        For the Nine Months Ended
                                                  ------------------------      -------------------------
                                                  October 7,     October 8,     October 7,     October 8,
                                                    1995           1994           1995           1994
                                                  ---------      ---------      ---------      ----------

Net income.....................................  $    18,091    $    21,711    $    37,976    $    39,758
                                                  ==========     ==========     ==========     ==========
Weighted average number of shares
  outstanding during the period:
Shares outstanding.............................   37,499,492     38,749,795     37,499,492     37,916,367
Add:
       Shares issued in public offering........    1,511,011             --        503,670             --
       Common equivalent shares using the
            Treasury Stock method..............    5,805,364      3,053,149      4,925,143      3,292,305
Less:  treasury stock..........................     (286,600)            --       (286,600)            --
                                                  ----------     ----------     ----------     ----------

Weighted average number of shares
  outstanding during the period................   44,529,267     41,802,944     42,641,705     41,208,672
                                                  ==========     ==========     ==========     ==========

Net income per share...........................        $0.41          $0.52(1)       $0.89          $0.96(1)
                                                  ==========     ==========     ==========     ==========

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(1)  Net income and net income per share before the loss on the California earthquake and after a normalized provision for income taxes at an effective income tax rate of 38% was $13,771 or $0.33 per share for the third quarter of fiscal 1994 and $27,750 or $0.67 per share for the nine months ended October 8, 1994.
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